Exhibit 99.2

News Announcement

For more information contact:

Omar Choucair

Chief Financial Officer

DG FastChannel, Inc.

972/581-2000

JoAnn Horne

Investor Relations

Market Street Partners

415/445-3233

DG ANNOUNCES PARTNERSHIP WITH LEADING GLOBAL DIGITAL DELIVERY NETWORK

Agreement with SmartJog Creates Unmatched Global Platform for Distribution of High Value Broadcast Content

Dallas, TX — JUNE 16, 2011 - DG® (NASDAQ: DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries today announced that it has entered into a three year agreement with SmartJog establishing a global platform to distribute content to over 70 countries and 5000 stations worldwide. This partnership represents the continuation of DG’s international expansion strategy, following its move into Canada with the recent acquisition of MIJO, based in Toronto.

“This partnership brings together two of the most respected names in digital delivery, utilizing DG and SmartJog’s unique strengths to create a technology platform that will revolutionize the global distribution of broadcast content,” said Neil Nguyen, President and COO of DG. “It is also a key milestone in DG’s strategy to establish a worldwide media services platform for broadcast and online media, matching the position the Company already holds in North America.”

“We are thrilled that DG has chosen SmartJog as its partner for international operations. Together, DG and SmartJog will enable a seamless end-to-end solution for broadcasters worldwide, to receive and ingest all types of digital content. This partnership will accelerate the transition of the content industry to fully digital workflows,” said Julien Seligmann, CEO of SmartJog.

SmartJog is a wholly-owned subsidiary of TDF SAS, the multi-billion dollar European leader in broadcast services.  Over its 10 year history SmartJog has built a global network of close to 200 broadcasters representing over 700 stations connected, with a reputation for providing state-of-the-art server based distribution. Movie studios in particular have relied on SmartJog to deliver long form programming to broadcasters and post production houses, leveraging its aggressive approach to fighting piracy and industry leading technology, including delivery optimization of extremely large files, its integration of transcoding and file repurposing into broadcaster workflows.

DG and SmartJog have jointly developed a software package that allows integration of DG’s ADS platform into SmartJog’s long form content delivery solutions, creating an industry leading platform leveraging the best in cloud computing and edge-server technology. The collaboration allows the two firms to leverage their complementary strengths, notably DG’s expertise in digital advertising workflow paired with SmartJog’s relationships with the international broadcast community developed through its delivery of over 50,000 hours of content monthly.

The new combined platform, which will debut during the summer of 2011, will launch with close to 200 broadcasters online and DG will begin global deployment to bring online other key global destinations. Thomas Bremond, until recently COO of SmartJog, has joined DG as its Senior VP, Europe and will assume leadership of DG’s European expansion.

About SmartJog

SmartJog, a TDF subsidiary and the global leader in digital delivery with presence in 70 countries, offers a fully managed distribution and file transfer platform for the secure, fast, and reliable digital delivery of content. SmartJog is the trusted partner for the global exchange of all the Hollywood Studios’ most critical content. SmartJog’s digital cinema solutions provide a centralized place for clients’ digital cinema needs, including distribution, localization, storage and asset management of Digital Cinema Packages. SmartJog also operates CDN (Content Delivery Network) solutions for the group in Europe, to enable the Internet distribution of media content to all connected devices.

About DG

DG FastChannel®, Inc. (now known as DG) provides innovative technology-based solutions to the advertising, broadcast and publishing industries. The Company serves more than 5,000 advertisers and agencies through a media distribution network of more than 28,000 radio, television, print and Web publishing destinations throughout the United States, Canada and Europe. DG utilizes satellite and internet transmission technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively. Through its MIJO, Unicast, SourceEcreative, Treehouse and Springbox operating units, DG extends its benchmark of excellence to a wide roster of services ranging from custom rich media solutions and interactive marketing to direct response marketing and global creative intelligence. For more information, visit www.DGit.com.